Exhibit 16.1

January 29, 2009
Securities and Exchange Commission
Washington, DC 20549

Commissioners:

We have read New Motion Inc’s  statements included under Item 4.01 of its Form 8-K, filed on January 27, 2009 and we agree with such statements concerning our firm except as follows:

With respect to paragraph (a) (i) we were dismissed as New Motion’s independent registered public accounting firm on January 16, 2009.  We did not resign on January 21, 2009.

With respect to the last sentence contained in paragraph (a) (ii) up until January 16, 2009, the date of our dismissal by the Company, we were consulted by the Company as it related to accounting matters in connection with the March 31, 2008, June 30, 2008 and September 30, 2008 quarterly filings.

We have no basis to agree or disagree with the first sentence included under paragraph (a) (iii).  We disagree with the second sentence contained in paragraph (a) (iii) as we were dismissed by the Company as their independent registered public accounting firm on January 16, 2009.

With respect to paragraphs (a) (iv) and (v), we agree with the statements made except that the date should be through January 16, 2009, which was the date of our dismissal.

/s/ McGladrey & Pullen, LLP